ACQUIRED SALES CORP.

May 23, 2019

Mr. Nicholas S. Warrender

Warrender Enterprise Inc. d/b/a Lifted Liquids

43360 N US Highway 41

Zion, IL  60099

Re:Letter of Intent

Dear Nick,

This is a letter of intent (this “LOI”) between Warrender Enterprise Inc. d/b/a Lifted Liquids (“Lifted”), Nicholas S. Warrender d/b/a Lifted Liquids (the “Warrender”), Acquired Sales Corp. (“AQSP”), Gerard M. Jacobs (“GJacobs”) and William C. Jacobs (“WJacobs”), to engage in the following transaction (the “Transaction”), subject to the following conditions, and also subject to the following agreements and covenants, intending to be legally bound hereby:

The Transaction

AQSP will acquire 100% of the ownership interests in Lifted including its affiliated vape shops in a reorganization, for the following consideration: Seven Million Five Hundred Thousand Dollars ($7,500,000) in cash, plus the greater of: (i) Four Million Five Hundred Forty-Five Thousand Four Hundred Fifty-Five (4,545,455) shares or (ii) a number of shares with a value at closing of the Transaction equal to 50% of the value of the aggregate consideration deemed paid to Warrender for his ownership interests in Lifted, in each case, such shares being in the form of unregistered common stock of AQSP (the “Stock Consideration”), provided that Warrender shall enjoy so-called “piggyback registration rights” in regard to the Stock Consideration, and provided further that Warrender shall enjoy so-called "demand registration rights" in regard to the Stock Consideration if no piggyback registration statement is filed with the SEC within 120 days following the closing of the Transaction (collectively, the “Transaction”).

Conditions

Closing of the Transaction will be subject to the following conditions:

1. Lifted shall, with the advice and assistance of Lifted's outside accountants and of WJacobs, AQSP’s President and Chief Financial Officer, immediately prepare Lifted's 2017, 2018 and

2019 financial statements, including statements of income, balance sheets and cash flows (the “Lifted Financial Statements”), for audit and review.

2. As promptly as possible following the execution of this LOI, Lifted at its expense shall engage AQSP’s PCAOB-qualified independent firm of certified public accountants, Fruci & Associates II, PLLC, Spokane, Washington, to audit the Lifted Financial Statements for fiscal years 2017 and 2018, and to review the Lifted Financial Statements for quarterly periods during 2019, in accordance with U.S. generally accepted accounting principles, and to provide all opinion letters and other documents as shall be necessary to allow Lifted to be acquired by AQSP in the Transaction pursuant to all applicable U.S. Securities and Exchange Commission (“SEC”) and FASB rules and regulations, and to allow AQSP to timely file all necessary securities filings with the SEC (collectively, the “Audit”). If the results of the Audit are not acceptable to AQSP, then the Transaction shall be abandoned.

3. Lifted shall allow AQSP to conduct a so-called “due diligence” investigation of Lifted's business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. AQSP shall use its best efforts to complete such “due diligence” investigation within 30 days. If the results of such “due diligence” investigation are not acceptable to AQSP, then the Transaction shall be abandoned. Upon making such a determination, AQSP shall notify Lifted promptly of AQSP’s abandonment of the Transaction as a result of the “due diligence” investigation.

4. Upon completion of the “due diligence” investigation and negotiation of a merger agreement (the “Merger Agreement”) containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Transaction, AQSP and Lifted shall execute and deliver the Merger Agreement.  The Closing of the Transaction pursuant to the Merger Agreement shall be conditioned upon the execution and delivery by Lifted and AQSP of mutually acceptable, legally binding, definitive closing documentation (the “Definitive Documents”) including:

(a) five-year employment agreement between AQSP and Warrender, for Warrender to serve as Lifted's CEO, managing and directing Lifted's businesses and strategies (the “Warrender Employment Agreement”); and

(b) a shareholders agreement (the “Shareholders Agreement”) among Warrender,  GJacobs, WJacobs and Erik S. Lundgren ("Lundgren") (collectively the “Parties to the Shareholders Agreement”), it being understood that the Shareholders Agreement shall include, among other things, agreements by each of the Parties to the Shareholders Agreement:

(1) to nominate, support and vote in favor of slates of nominees for the Board of Directors of AQSP who are mutually acceptable to the Parties to the Shareholders Agreement;

(2) to support and vote in favor of base salaries, a management bonus pool, and future stock options or warrants, for the key executives of AQSP including GJacobs, WJacobs,

Lundgren and Warrender, that are mutually acceptable to the Parties to the Shareholders Agreement;

(3) to support and vote in favor of future acquisitions and divestitures, capital raises, and other lawful corporate transactions from time to time, that are mutually acceptable to the Parties to the Shareholders Agreement; and

(4) not to directly or indirectly sell or transfer any of their AQSP stock, options or warrants as part of an agreement, contract, plan or arrangement of any nature that is intended to result in a change of control of AQSP, unless such agreement, contract, plan or arrangement is mutually acceptable to the Parties to the Shareholders Agreement and is approved by a majority of the Board of Directors of AQSP.

5. Closing of the Transaction under the Merger Agreement shall be conditioned upon AQSP offering five-year employment agreements (such employment agreements, together with the Warrender Employment Agreement, the “Employment Agreements”) to certain key executives of Lifted (such key executives, together with Warrender, the “Lifted Key Executives”);

Provided, that: (a) the Employment Agreements shall be mutually acceptable to AQSP, Lundgren and Warrender; (b) the Warrender Employment Agreement shall include a minimum base salary for Warrender of at least $100,000 per year; and (c) the Employment Agreements shall also include participation for Warrender and the other Lifted Key Executives in an annual AQSP management bonus pool, such bonus pool to be allocated as mutually agreed upon by the Compensation Committee of the Board of Directors of AQSP, GJacobs, WJacobs, Lundgren and Warrender.

6. Closing of the Transaction shall be conditioned upon the completion of a capital raise of at least Nine Million Dollars ($9,000,000) by AQSP (the “Capital Raise”).

7. Closing of the Transaction shall be conditioned upon the receipt by Lifted of a written opinion from Lifted's tax counsel that the Transaction qualifies as a reorganization that is “tax free” in regard to the Stock Consideration pursuant to the U.S. tax code and applicable Internal Revenue Service regulations promulgated thereunder (the “Tax Opinion”).

8. Closing of the Transaction shall be conditioned upon approval of the Transaction by the Board of Directors of AQSP, and, if necessary, by the shareholders of AQSP. The board of directors of Lifted and Warrender have all approved the Transaction, subject only to (a) approval of the Definitive Documents by Lifted's legal counsel, and (b) the receipt by Warrender of the Tax Opinion from Lifted's tax counsel.

9. Closing of the Transaction shall be conditioned upon the completion of all necessary securities filings and the obtaining of any necessary approvals from the SEC.

Pre-Closing Agreements and Covenants

10. During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, Lifted and Warrender shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of Lifted's business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of Lifted's businesses that would or might delay or make more costly or difficult the closing of the Transaction.  The Merger Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the closing of the Transaction or termination of the Merger Agreement.

11. During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, Warrender shall operate Lifted only in accordance with the ordinary, normal and customary course thereof consistent with past practices. The Merger Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the closing of the Transaction or termination of the Merger Agreement.

12. Lifted, Warrender, AQSP, GJacobs, WJacobs and Lundgren shall use commercially reasonable efforts to cause the closing of the Transaction to occur as soon as practicable, subject to the fulfillment of all of the conditions described above.

13. Upon execution and delivery of the Merger Agreement (which shall include, as exhibits, approved drafts of the Definitive Documents and a Tax Opinion to be delivered at closing), then and in such event AQSP shall, if but only if AQSP is requested by Lifted in writing to do so, make a $300,000 loan to Lifted to be used by Lifted exclusively for growth capital and not to be used to repay any related party debt of Lifted nor to pay any increased salaries or bonuses to any of the Lifted Key Executives. If such a loan is made and the Transaction closes, then this loan shall be extinguished, because post-closing of the Transaction, Lifted and AQSP will have common ownership. The Merger Agreement shall provide that if such a loan is made but the Transaction does not close and the Merger Agreement is terminated, then such loan shall be repaid by Lifted to AQSP in six equal monthly installments of principal, together with accrued interest at the rate of 6% per year, with the first such installment due and payable by Lifted to AQSP on the first day of the first calendar month following the termination of the Merger Agreement.

Post-Closing Agreements and Covenants

14. Lifted and Warrender acknowledge that AQSP plans to change its name to “CBD LION CORP.”, and that AQSP plans to change its ticker symbol to “ROAR”, subject to all necessary approvals. Lifted shall operate as a wholly-owned subsidiary of AQSP under the Lifted brand, led by Warrender as Lifted's CEO. WJacobs, Lundgren and Warrender shall serve on AQSP's internal Office of the President, which shall conceptualize and articulate AQSP's ongoing CBD industry growth and acquisitions strategies and initiatives that will be presented to AQSP's CEO and Board of Directors for approval.

Termination of this LOI

15. This LOI shall terminate, without any payment by or penalty due from any party, upon execution of the Merger Agreement or if:

(a) The Audit shall not have been completed, or the results of the Audit shall have not been accepted by AQSP, by an outside date of September 30, 2019;

(b) AQSP has not closed the Capital Raise by an outside date of October 31, 2019;

(c) The Merger Agreement has not been signed by November 30, 2019 (the Merger Agreement, if executed, shall include an outside closing date of November 30, 2019, or such other date as mutually agreed by the parties);

(d) AQSP shall have delivered written notice to Lifted that AQSP is abandoning the Transaction due to a determination that the results of the “due diligence” investigation of Lifted are not acceptable to AQSP; or

(e) Any material provisions of this LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the parties to this LOI are unable to mutually agree upon how to proceed forward with the Transaction as impacted by such court or SEC action.

Miscellaneous

16. Each of the parties to this LOI shall bear its or his own fees and expenses in connection with the proposed Transactions. Without limiting the generality of the foregoing, each of the parties to this LOI shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such party. Notwithstanding the foregoing two sentences, upon execution and delivery of the Merger Agreement (which shall include, as exhibits, approved drafts of the Definitive Documents and a Tax Opinion to be delivered at closing), then and in such event AQSP shall pay or reimburse Lifted for all of the costs and expenses of the Audit regardless whether the Transaction closes or the Merger Agreement is terminated.

17. AQSP shall be permitted to publicly disclose this LOI, and to share information regarding Lifted, on a need-to-know basis, as may be necessary or desirable in connection with AQSP’s efforts to complete the Capital Raise or to satisfy the conditions to closing the Transaction, or otherwise as may be required to comply with applicable securities laws and regulations in the opinion of AQSP’s securities counsel.

18. Lifted and Warrender acknowledge that AQSP is a publicly traded company and that unauthorized disclosure of any material information regarding AQSP or the Transaction could subject the disclosing party to scrutiny and potential liability under applicable securities laws and regulations.

19. Signatures on this LOI may be signed by hand, or may be transmitted electronically in pdf formal, and all of such signatures shall be deemed to be valid original signatures.

We look forward to building a large and successful public company together, for the mutual benefit of AQSP’s shareholders and executives, Lifted, you and the other Lifted Key Executives. If the foregoing terms and conditions are acceptable, please sign below, thanks.

Sincerely,

ACQUIRED SALES CORP.

By	/s/ Gerard M. Jacobs	/s/ Gerard M. Jacobs
	Gerard M. Jacobs, CEO	Gerard M. Jacobs, in his individual capacity

/s/ William C. Jacobs
William C. Jacobs, in his individual capacity

/s/ Erik S. Lundgren
Erik S. Lundgren, in his individual capacity

Accepted and agreed upon, intending to be legally bound hereby:

WARRENDER ENTERPRISE INC. D/B/A LIFTED LIQUIDS

By	/s/ Nicholas S. Warrender	/s/ Nicholas S. Warrender

Nicholas S. Warrender, CEONicholas S. Warrender, in his individual capacity